Exhibit 10(t)(13)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION PLAN

Pursuant to Article X of the Alcoa Deferred Compensation Plan (“Plan”), the plan is amended as follows:

1.	The definition of Eligible Employee is amended by adding the following sentences to the end of the definition:

Effective January 1, 2013, only employees, who are in a job grade 21 or higher (or under a comparable level of compensation band) as determined by the Company, are eligible to participate in the Plan. All Credits, including Earnings Credits in the accounts of former Eligible Employees who are not in a job grade of 21 or higher (or under a comparable level of compensation band) will continue to be maintained under all Plan provisions.

2.	Effective January 1, 2013, Section 3.2 of the Plan is restated as follows:

3.2 In accordance with uniform rules established by the Committee, Salary Reduction Credits and Additional Salary Reduction Credits shall be deemed to be credited to the Participant’s account equivalent to the amount by which the Participant’s Salary is reduced in each category.

Effective January 1, 2013, only Eligible Employees, including any promotions, new hires or rehires on or after that date, who are in a job grade 25 or above (or under a comparable level of compensation band) at the time of election may elect or remove a “spill over” election. From that date forward, an Eligible Employee who is in a job grade 25 or above (or under a comparable level of compensation band), who has elected and is contributing a portion of his or her Salary under the Savings Plan, but has been limited by Internal Revenue Code limits on their contributions to the Savings Plan, and who has elected to make a “spill-over” election to this Plan will be credited with Salary Reduction Credits or Additional Salary Reduction Credits, as applicable, up to the amount that their election to the Savings Plan was limited. An Eligible Employee, who is in a job grade 24 (or under a comparable level of compensation band) on or after January 1, 2013 will not be eligible to elect a “spill-over” election. Notwithstanding the forgoing, any Participant who was in a job grade 24, and who was eligible to make a “spill-over” election to this Plan, on December 31, 2012, will remain eligible to do so in the future as long as they have not incurred a severance from service.

3.	In all other respects, the Plan is ratified and confirmed.